Exhibit 8.2

January 23, 2026

Registration Statement on Form S-4

Board of Directors

NBC Bancorp, Inc.

3-7 Reed Street

Coxsackie, NY 12051

Ladies and Gentlemen:

We have acted as counsel to NBC Bancorp, Inc., a New York corporation (“NBC”), in connection with the proposed merger (the “Merger”) pursuant to which NBC will merge with and into Ballston Spa Bancorp, Inc., a New York corporation (“Ballston”), with Ballston as the surviving entity, pursuant to the Agreement and Plan of Merger, dated as of September 23, 2025 (the “Merger Agreement”), by and between Ballston and NBC, as described in the joint proxy statement/prospectus, which is included in the registration statement on Form S-4 of Ballston (the “Registration Statement”) initially filed on November 26, 2025 with the Securities and Exchange Commission (the “Commission”) in connection with the Merger.

For purposes of providing this opinion, we have examined: (i) the Registration Statement; (ii) the Merger Agreement; and (iii) such other instruments and documents as we have deemed necessary or appropriate in order for us to render our opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. We have also assumed, with your permission, that: (i) the Merger will be consummated in the manner described in the Merger Agreement and Registration Statement; and (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement). We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, it is our opinion that such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references in the Registration Statement to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

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Sincerely,

/s/ Pillar Aught LLC

Pillar Aught LLC